EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 2 to the Registration Statement (No. 333-213210) on Form S-1 of FB Financial Corporation of our report dated March 30, 2016, except for the segment financial information described in Note 21, as to which the date is June 24, 2016, and the stock split described in Note 25, as to which the date is August 19, 2016, relating to the consolidated financial statements of FB Financial Corporation, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ RSM US LLP

Jacksonville, Florida
September 13, 2016